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                                                                   Exhibit 10.15

                                                                    June 5, 1998

                    PRIMARY TELEVISION AFFILIATION AGREEMENT

STC Broadcasting, Inc.

TELEVISION STATION: WDTN - Dayton, ON

Gentlemen:

The following shall constitute the agreement between American Broadcasting Companies, Inc. ("ABC" or "we") and STC Broadcasting, Inc. ("You"), in order that your station may continue to serve the public interest, convenience and necessity. We and you hereby mutually agree upon the following plan of network cooperation which shall replace, effective on the effective date of this Agreement pursuant to the provisions herein, any and all affiliation agreements previously in force with respect to your station.

You represent, warrant and agree that (i) the broadcast license of Your station is held by STC License Company ("Licensee"), a direct wholly-owned subsidiary of you; and (ii) the sole purpose of Licensee is to hold the broadcast license of your station; (iii) in the event your stock, partnership interests, assets or the operating equipment and facilities of your station are transferred or assigned to a third party ("Transferee"), all of the stock, partnership interests and assets, including the broadcast license, of Licensee shall be simultaneously transferred or assigned to Transferee so that the transaction shall result in the transfer or assignment of your station as a single entity with all its licenses, authorities, equipment and facilities necessary to operate a television broadcast station, subject to prior approval of the FCC, ABC and any other third party as required by FCC regulations, the terms of this Agreement or otherwise. You further agree that during the term of this Agreement you shall (i) cause Licensee to perform all acts necessary for you to perform fully all of the obligations undertaken by you in this Agreement, and (ii) cause Licensee to forbear from acting in any manner forbidden by, or inconsistent with, the terms of this Agreement.

1.      NETWORK AFFILIATION AND PROGRAM SERVICE

        A. PRIMARY AFFILIATION. You agree to serve as our primary affiliate to broadcast Network Television Programs, in the community to which your station is licensed by the Federal Communications Commission, subject to the conditions and limitations set forth herein. As used in this Agreement, Network Television Programs means television programs which are part of the network schedule for the then current September to September television season, broadcast on a national television basis and in



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the time period established for such broadcast by ABC. (Network Television
Programs will also be referred to herein as "network programs," "television programs," "programs" or "programming" or in the singular of such terms.)

         B. FIRST CALL RIGHTS. To enable you to serve as our primary affiliate, we agree to offer you first call on the right to broadcast Network Television Programs, in the time period established by ABC for their broadcast, in the community to which your station is licensed by the Federal Communications Commission ("First Call Rights"), for reception by the general public in places to which no admission is charged. Notwithstanding the foregoing, ABC shall have the right to authorize any television broadcasting station regardless of the community to which it is licensed by the FCC, to broadcast any network presentation of a subject we deem to be of immediate national significance including, but not limited to, a Presidential address.

1. You agree that, within 15 days of the date of our offer of a First Call Right to a regularly scheduled network program, you will advise us of your acceptance (if requested to do so by the terms of our offer) or rejection. With respect to any network program not regularly scheduled, you will advise us of your acceptance or rejection of our offer of a First Call Right within 72 hours (exclusive of Saturdays, Sundays and holidays) after such offer has been received at your station. However, if the first broadcast referred to in our offer is scheduled to occur within less than 15 days after the date of our offer with respect to regularly scheduled network programs or less than 72 hours after our offer has been received at your station with respect to network programs not regularly scheduled, you shall notify us of your acceptance or rejection of such offer as promptly as possible, but in no event after the first broadcast time specified in such offer. Acceptance by you of our offer of a First Call Right shall constitute your agreement to broadcast subject network program in accordance with the terms of this Agreement and of our offer to you. As an ABC primary affiliate, you are obligated to accept the substantial majority of the ABC network programs offered to you. Your failure to do so shall constitute a material breach of this Agreement entitling ABC, in addition to all other remedies, to terminate this Agreement on fourteen (14) days written notice to you.

2.   You will be offered "First Call Rights" with respect to:

     a. Network Sponsored Programs. "Network sponsored programs," as used in this Agreement, shall mean those Network Television Programs which contain one or more commercial announcements paid for by or on behalf of one or more ABC Network advertisers.


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      You agree to broadcast network sponsored programs in their entirety, including but not limited to the network commercial announcements ordered for your Station, network identifications, program promotional material or credit announcements contained in such programs which you accept, without interruption or deletion or addition of any kind. Notwithstanding the foregoing, you may substitute other ABC-TV promotional announcements in lieu of program promotional material which is inaccurate as it pertains to your station. It is also understood that no commercial announcement, promotional announcement or public service announcement will be broadcast by you during any interval within a network program designated by ABC as being for the sole purpose of making a station identification announcement.

b.    Network Sustaining, Cooperative and Spot Carrier Programs.

      i) We will from time to time offer you live or recorded Network Television Programs identified as sustaining programs, cooperative programs or spot carrier programs. Except as set forth below in subparagraphs (ii) and
      (iii), you agree to broadcast such programs which you accept in their entirety without interruption or deletion or addition of any kind.

      ii) The network sustaining programs which we may offer to you may not, without our prior written consent, be sold by your station for commercial sponsorship or interrupted for commercial announcements or used for any purpose other than sustaining broadcasting.

      iii) You may carry the cooperative or spot carrier programs on the same basis as regular sustaining programs or you may offer them for commercial sponsorship on terms and conditions specified by us at the time such programs are offered to you.

c. PROGRAM DELIVERY. By means satisfactory to us, we will arrange, at our own expense, for programs to be delivered to your station.

II    TERM

      This agreement shall become effective upon the effective date of your acquisition (directly or through a wholly-owned subsidiary) of WDTN, Dayton, Ohio, and shall continue until 3:00 AM, NYT, on the 29th day of August, 2004.

III.  NETWORK STATION COMPENSATION

      A. You will be entitled to receive an annual compensation guarantee of Two Million Dollars ($2,000,000) Dollars (net of affiliation fees and payable monthly in equal installments) for (i) the first year of this agreement and (ii) for each year thereafter during the term hereof




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provided that the following conditions are satisfied in the year immediately preceding each such year including the first year:

         1. your station maintains the same level of clearances of ABC network programs as it maintained in the 1996-1997 television season (i.e., the last two quarters of 1996 and the first two quarters of 1997);

         2. your station's preemption levels for prime-time network programming do not exceed fifty-eight (58) half hours for each calendar year of the term of this Agreement or any pro rata portion thereof.

         B. Your entitlement to the annual compensation guarantee in any particular year after the first year hereof is dependent on your satisfaction for the immediately preceding year (including the first year hereof) of the conditions set out immediately above in subparagraph A. For any year following a year in which such conditions have been satisfied, your compensation will be in the amount of the guarantee (plus any additional compensation due under subparagraph C below). For any year following a year in which such conditions have not been satisfied, your compensation will be determined instead solely by the formula set forth in Schedule A attached hereto and made a part hereof.

         C. For any year (including the first year hereof) in which your annual compensation will be in the amount of the guarantee, your compensation under the formula set forth in Schedule A will be compared with the guarantee and if such compensation is greater than such guarantee, you will be paid the difference as additional compensation for that year.

         D. During any year in which the annual compensation guarantee set forth in subparagraph A and 2 above does not apply, we reserve the right to reevaluate and change at any time (a) the network station rate set forth in Schedule A, (b) the percentage(s) set forth in the Table in Schedule A, or (c) your network weekly deduction, by notice to you in writing to such effect ninety (90) days prior to the effective date of any such change. If the effect of such changes would be to decrease your annual network compensation under Schedule A by more than 25%, you may, if you so elect, terminate this affiliation agreement by giving us prior written notification within forty-five (45) days after the date of our notice to you.

         E. If you fail to satisfy any of the conditions set forth in subparagraphs A (1), (2) and (3) above, and we give you written notice of such failure, you shall have ninety (90) days from receipt of such notice to return to complying fully with such conditions. If by the end of such ninety (90) day period, you fail to return to complying fully with such conditions, we shall have


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the right, in our sole discretion, to terminate this agreement upon two hundred seventy (270) days written notice to you.



IV.      NETWORK NON-DUPLICATION PROTECTION

         You shall be entitled to network non-duplication protection provided as and to the extent set forth in Rider One to this Agreement, which is attached hereto and made a part hereof.

V.       CUT-IN ANNOUNCEMENTS AND LOCAL TAG SERVICES

         A. CUT-IN ANNOUNCEMENTS. "Cut-In Announcements", as used herein, shall mean the substitution of a special commercial in place of a regularly scheduled network commercial.

         1. Upon at least twenty-four (24) hours, notice, you shall, at our request, furnish such personnel and equipment as may be necessary to
         (a) broadcast cut-in announcements from your station alone, or (b) originate from your station cut-in announcements to one or more other stations, without regard to whether or not your station is requested to broadcast said cut-in announcement(s). Notwithstanding anything contained in this Agreement, you may refuse to broadcast any such cut-in announcement in the community to which your station is licensed by the FCC if, in your opinion, it is not in the public interest, convenience or necessity, but you shall nevertheless furnish such personnel and equipment as may be necessary to originate such cut-in announcement(s) from your station to one or more other stations.

         2. Cut-in announcements shall be broadcast only when authorized by us and then only in accordance with the instructions furnished to you. You will be supplied, as promptly as possible, with the material and instructions for these announcements.

         3. We may cancel any order for cut-in announcements without liability on our part, provided we do so upon not less than twenty-four (24) hours, notice to you, failing which, we will pay you the compensation you would have received if the announcement(s) had continued as scheduled for twenty-four (24) hours following receipt by you of such notice of cancellation.

         4. For each program during which such cut-in announcements are included, we shall pay you in accordance with the applicable table set forth in Schedule B hereto and hereby made a part hereof.

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         B. LOCAL TAG-SERVICES. "Local Tag Announcements", as used herein, shall mean a visual commercial announcement, made by you on behalf of a local dealer of a network advertiser, not exceeding ten seconds of a one-minute network commercial announcement or five seconds of a thirty-second network commercial announcement projected by means of a slide and not utilizing more than two (2) slides.

         1. Upon at least twenty-four (24) hours' notice, you shall, at our request, furnish such personnel and equipment as may be necessary to broadcast "local tag announcements".

         2. Local tag announcements shall be broadcast in accordance with our instructions. The network advertiser shall supply to you or purchase from you, as promptly as possible, the slide(s) for each local tag announcement. Local tag announcements shall not be accompanied by oral announcements unless the network advertiser shall make direct requests of you therefor and shall have assumed role responsibility for payment of such oral announcements.

         3. We may cancel any order for local tag announcements without liability on our part provided we do so upon not less than twenty-four
         (24) hours, notice to you, failing which we will pay you the compensation you would have received if the local tag announcement(s) had continued as scheduled for twenty-four (24) hours following receipt by you of such notice of cancellation.

         4. For each local tag announcement which you broadcast, we shall compensate you in accordance with the applicable table set forth in
         Schedule 2 hereto and hereby made a part hereof.

VI       GENERAL

         A. We may at any time, upon notice to you, substitute for any scheduled network program another network program, except that if such other network program in our judgment involves a special event of public interest or importance, no such notice is required. No compensation will be paid to you for the scheduled program or for the substitute program unless such substitute program is a network sponsored program in which event you shall be compensated in accordance with Section III of this Agreement.

         B. Nothing contained in this Agreement shall be construed to prevent or hinder us, at any time upon notice to you as soon as practicable, from canceling one or more network programs, whether sponsored or sustaining, in which event you shall receive no compensation for any such canceled network sponsored program(s).

         C. With respect to network programs offered or already accepted pursuant to this Agreement, nothing herein contained shall



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be construed to prevent or hinder you from exercising your rights under Federal
Communications Commission rules to;

a) reject or refuse network programs which you reasonably believe to be unsatisfactory, unsuitable or contrary to the public interest; or

b) substitute a program, which in your good faith opinion, is of greater local or national importance.

We shall not compensate you for any such program you have refused or rejected or for which you have substituted a program which is of greater local or national importance, provided that no such preemption shall act to reduce your annual compensation guarantee except as set forth in Section III above. With respect to programs already accepted hereunder, you shall give us prompt telegraphic notification of any such refusal, rejection or substitution no later than fourteen (14) days prior to the air date of such programming, except where the nature of the substitute program makes such notice impracticable (e.g., coverage of breaking news or other unscheduled events), in which case you agree to give us as much advance notice as possible under the circumstances. Such notice shall include a statement of the reason(s) you believe that a rejected or refused network program is unsatisfactory, unsuitable or contrary to the public interest, and/or that a substituted program is of greater local or national importance.

         In addition to all other remedies, we shall have the right, upon thirty
(30) days, notice, to terminate your "First Call Rights" on any series of Network programs already accepted hereunder and withdraw all future episodes of that series if one or more individual program episode(s) is preempted by you for any reason other than those set forth in (a) and (b) above and in violation of
Section III(A)(2) above.

         We shall also have the right, upon thirty (30) days, notice, to terminate your "First Call Rights" concerning any series of Network programs already accepted hereunder and to withdraw all future episodes of that series if three or more individual program episodes are pre-empted by you during a single television season (September through September), whether or not such pre-emptions are for the reasons set forth in (a) and (b) above.

         We reserve the right not to offer you the "First Call Rights" for the next broadcast season on any series of Network program as to which we have terminated your "First Call Rights" and withdrawn future episodes of that series pursuant to this Paragraph and which has been placed by ABC on another station serving your market.

         D. You will submit to us in writing, upon forms provided by us for that purpose, such reports covering network programs broadcast by your station as ABC may request from time to time. To



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verify your carriage of network commercial announcements, identifications and program promotional material, if we have reasonable grounds for believing that you have not done so, we may require delivery by you, within five (5) days of our request, copies of your official station logs, air checks or broadcast tapes.

         E. Neither you nor we shall incur any liability hereunder because of our failure to deliver, or your failure to broadcast, any or all network programs due to:

         (a)      failure of facilities
         (b)      labor disputes, or
         (c) causes beyond the control of the party so failing to deliver or broadcast.

         F. You agree to notify us of any application made to the Federal Communications Commission to modify your station's transmitter location, power, frequency or hours of operation within ten (10) days of the filing of such application. In the event that the transmitter location, power, frequency or hours of operation of your station are changed at any time so that your station is of significantly less value to us as a network outlet than it is as of the effective date of this agreement, including but not limited to, as a result of additional overlap of your station's broadcast signal with that of another ABC affiliate, we will have the right to terminate this Agreement upon thirty (30) days' advance written notice.

         G. Unless we exercise our right of termination set forth in this paragraph, this Agreement shall be binding on any assignee or transferee of your station's license. You agree not to assign or to transfer any of the rights or privileges granted to you under this Agreement without our prior consent in writing. You also agree that if any application is made to the Federal Communications Commission pertaining to an assignment or a transfer of control of your license, or any interest therein, you shall notify us in writing immediately of the filing of such application. Except as to assignments or transfers of control comprehended by Section 73.3540(f) of the Rules and Regulations of the Federal Communications Commission, we shall have the unilateral right to terminate this Agreement effective as of the effective date of any assignment or transfer of control (voluntary or involuntary) of your license or any interest therein, provided ABC shall have given you notice in writing of such termination within ninety (90) days after we have been advised that such application for assignment or transfer has been filed with the Federal Communications Commission. If you fail to notify us of the assignment or transfer of control of your station's license, we shall have the unilateral right, as a non-exclusive remedy, to terminate this Agreement within ninety (90) days of receiving notice of said assignment or transfer or control.
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         You agree that you shall not consummate any assignment or transfer of control of your station's license until you have procured and delivered to us, in form satisfactory to us, the acknowledgment of the proposed assignee or transferee that, upon consummation of the assignment or transfer of control of your station's license, the assignee or transferee will assume and perform this Agreement in its entirety without limitation of any kind. You agree that in view of the uniqueness of the plan of network cooperation set forth in this Agreement and the fact that money damages would be inadequate to compensate ABC for the breach of your obligations hereunder, in addition to all other remedies, ABC shall be entitled to obtain equitable relief to enforce the obligations set forth in this paragraph.

         H. Your rights under this Agreement are limited to the First Call Rights to Network Television Programs pursuant to the terms herein. Except for grants by your station of retransmission consent to cable systems pursuant to our retransmission consent policy (which we may amend from time to time), you agree not to authorize, cause, permit or enable the use of any program which we supply to you herein for any purpose other than broadcasting by your station pursuant to the terms herein, in the community to which your station is licensed by the Federal Communications Commission, for reception by the general public in places to which no admission is charged. You agree when you are authorized to tape a program for subsequent broadcast that the recording will be broadcast not more than once in its entirety and will be erased within six (6) hours of use. All rights not specifically granted to you by this Agreement shall be retained by ABC.

         I. Except upon our prior written consent, you agree that your station will not enter into any local marketing or time brokerage agreement whereby another television station or other third party (excepting suppliers of syndicated programming or nonnews local programming unique to the station's community) supplies programming to your station. If you enter into such an agreement without our written consent, we shall have the right to terminate this Agreement upon fourteen (14) day's notice to you.

         J. Except with our prior written consent and except upon such terms and conditions as we may impose, you agree not to authorize, cause, permit or enable anything to be done whereby a recording on film, tape or otherwise is made or a recording is broadcast, of a program which has been, or is being, broadcast on our network, or a rebroadcast is made of the broadcast transmission of your station during any hours when your station is broadcasting a program provided by ABC.

         K. With respect to any and all promotional material issued by you or under your direction or control, you agree to abide by any and all restrictions of which we advise you pertaining to the




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promotion of a network program(s) scheduled to be broadcast by you in your community, including, but without limitation, on-the-air promotion, billboards, and newspaper or other printed advertisements, announcements or promotions.

         L. You agree to maintain for your television station such licenses, including performing rights licenses as now are or hereafter may be in general use by television broadcasting stations and necessary for you to broadcast the television programs which we furnish to you hereunder. We will clear all music in the repertory of ASCAP and of BMI used in our network programs, thereby licensing the broadcasting of such music in such programs over your station. You will be responsible for all music license requirements for any commercial or other material inserted by you within or adjacent to our network programs in accordance with this agreement.

         M. The furnishing of film or tape recorded programs hereunder is contingent upon our ability to make arrangements satisfactory to us for the film or tape recordings necessary to deliver the programs to you. Such film or tape recorded programs shall be used only for a single television broadcast over your station. Positive prints of film or tape recorded programs are to be shipped by us, shipping charges prepaid, and you agree to return to us or to forward to such television station as we designate, shipping charges prepaid, each print or copy of said film or tape recording received by you hereunder, together with the original reels and containers furnished therewith. You will return or forward all prints in the same condition as received by you, ordinary wear and tear excepted, immediately after a single TV broadcast over your station. In the event you damage a print of any film or tape recorded program which is delivered to you, or fail to return or forward the original reels and containers furnished therewith, as aforesaid, you agree to pay the cost of replacing the complete print, original reels and/or containers as and when billed by us.

         N. No inducements, representations or warranties except as specifically set forth herein have been made by any of the parties to this Agreement. This Agreement constitutes the entire contract between the parties hereto and no provision thereof shall be changed or modified, nor shall this Agreement be discharged in whole or in part, except by an agreement in writing, signed by the party against whom the change, modification or discharge is claimed or sought to be enforced; nor shall any waiver of any of the conditions or provisions of this Agreement be effective and binding unless such waiver shall be in writing and signed by the party against whom the waiver is asserted, and no waiver of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or of any other provision.

         O. All notices, demands, requests or other communications which may be or are required to be given or made by ABC or you


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pursuant to this Agreement (except for our program offers and your notices of acceptance or rejection, if required, of such offers and any other program information or program administration communications) shall be delivered (postage or fee prepaid) by first-class mail, express mail, express delivery service or by facsimile transmission addressed as follows:

         (a)      If to you:

                  General Manager
                  WDTN
                  4595 S. Dixie Avenue
                  Dayton, OH 45439
                  Phone: 937-293-2101 / Fax: 937-294-6542

                  with copies (which shall not constitute notice) to:

                  Mr. Robert Smith
                  STC Broadcasting, Inc.
                  3839 Fourth Street North
                  Suite 420
                  St. Petersburg, FL 33703

                  Phone: 813-821-7900 / Fax: 813-821-8092

                  William S. Reyner, Esq.
                  Hogan & Hartson
                  555 Thirteenth Street
                  Washington, D.C.

                  Phone: 202-637-6510 / Fax: 202-637-5910

         (b)      If to ABC:

                  Mr. John Rouse
                  Senior Vice President
                  Affiliate Relations
                  ABC Television Network
                  77 West 66 Street, 2nd Floor
                  New York, NY 10023-6298

                  Phone: 212-456-6493 / Fax: 212-456-7450

                  with a copy (which shall not constitute notice) to:

                  Roger Goodspeed, Esq.
                  ABC, Inc.
                  Law & Regulation Department
                  77 West 66 Street, 16th Floor
                  New York, NY 10023-6298

                  Phone: 212-456-7593 / Fax: 212-456-6202
or to such other person, address or facsimile number as you or ABC may designate by written notice.

          P. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of action), shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding conflict-of-laws doctrines of any state or other jurisdictions to the contrary.

          Q. Upon termination of this Agreement, the consent theretofore granted to broadcast our network programs or use ABC logos or trademarks shall be deemed immediately withdrawn and you shall have no further rights of any nature whatsoever in such programs, logos or trademarks.

          R. You acknowledge that, in view of the uniqueness of the plan of network cooperation set forth in this Agreement, in the event that your obligations under this Agreement are not performed in accordance with its terms, ABC would not have an adequate remedy at law and therefore agree that ABC shall be entitled to specific performance of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

          S. You agree to indemnify and hold ABC and its parent corporation, subsidiaries and their respective officers, directors, agents and employees, successors and assigns harmless from and against any and all claims made against us and all damages, liabilities, costs and expenses incurred as a result of such claims, including reasonable attorney's fees, arising out of the broadcast by ABC of any material supplied by you to ABC in accordance with this Agreement, and we agree to indemnify and hold you harmless from and against any and all claims made against you and all damages, liabilities, costs and expenses incurred as a result of such claims, including reasonable attorney's fees, arising out of the broadcast by you of any material provided by ABC to you in accordance with this Agreement. It is understood that the foregoing indemnities shall apply only with respect to materials that are broadcast without change from the form and content in which such materials were originally provided and in strict conformance to any instructions or limitations given by the party providing the material. Each party will notify the other promptly of any litigation or claim to which such indemnity applies and will cooperate fully in the defense at the other party's request. The provisions of this paragraph shall survive the expiration or sooner termination of this agreement.

          T. Nothing in this Agreement shall create any partnership, association, joint venture, fiduciary or agency relationship between ABC and you.

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If, after examination, you find that the arrangement herein proposed is satisfactory to you, please indicate your acceptance on the copy of this letter enclosed for that purpose and return that copy to us.

                                        Very sincerely yours,

                                        AMERICAN BROADCASTING COMPANIES, INC.

                                        By: /s/ Michael Nissenblatt
                                           -------------------------------


Accepted this 2nd day of
July, 1998

Station: WDTN - Dayton, Ohio
Parent: STC Broadcasting, Inc
Licensee: STC License Company

By: /s/ David A. Fitz
   ----------------------------
Name: David A. Fitz
Title: Chief Financial Officer

RIDER ONE

         You shall be entitled to network non-duplication protection, as defined by Rule 76.92 of the Federal Communications Commission Rules, as follows:

         a. The geographic zone of network non-duplication protection shall be the Area of Dominant Influence ("ADI") (as defined by Arbitron) in which your station is located, or any lesser zone pursuant to any geographic restrictions contained in the Federal Communications Commission rules and regulations, now or as subsequently modified.

         b. Network non-duplication protection shall extend to all ABC television network programs that you broadcast in accordance with this agreement. Protection shall not extend to individually pre-empted programs of an otherwise cleared series.

         c. Network non-duplication protection shall extend only from the start of the live time period designated by us for broadcast of that network program by your station to the end of that designated time period.

You are under no obligation to exercise in whole or in part the network non-duplication rights granted under this agreement.

SCHEDULE-A

STATION COMPENSATION

 (a) We will pay you within a reasonable period of time after the close of each four or five week accounting period, as the case may be, for broadcasting each network sponsored program or portion thereof hereunder, except those specified in paragraph (b) hereof, which is broadcast over your station during the live time period* therefor, the amount resulting from multiplying the following:

                  (i) Your network station rate of $4,824.00 or such other rate applicable pursuant to the terms of Section III of the Agreement; by

                  (ii) the percentage set forth in the table below opposite such applicable time period or such other percentage applicable pursuant to the terms of Section III of the Agreement; by

                  (iii) the fraction of an hour substantially occupied by such program or portion thereof; by

                  (iv) the fraction of the aggregate length of all commercial availabilities** during such program or portion thereof occupied by network commercial announcements***.

                  * Live time period, as used herein, means the time period or periods as specified by us in our initial offer of a network program for the broadcast of such program over your station.

                  ** Commercial availability, as used herein, means a period of time made available by us during a network sponsored program for one or more network commercial announcements or local cooperative commercial announcements.

                  *** Network commercial announcement, as used herein, means a commercial announcement broadcast over your station during a commercial availability and paid for by or on behalf of one or more of our network advertisers, not including, however, announcements consisting of billboards, credits, public service announcements, promotional announcements, and announcements required by law.

For each network sponsored program or portion thereof, except those specified in paragraph (b) hereof, which is broadcast by your station with our consent during a time period other than the live time period therefor, we will pay you as if your station had broadcast such program or portion thereof during such live time period, except that:

          (i) if the percentage set forth above opposite the time period during which your station broadcast such program or portion thereof is less than that set forth opposite such live time period, then we will pay you on the basis of the time period during which your station broadcast such program or portion thereof.

         (b) Payment For Other Programs. We will establish such compensation arrangements as we and you shall agree upon prior to the expiration of the applicable periods of time for program acceptance, as set forth in Section I.C. of this affiliation agreement, for all network sponsored programs broadcast by your station consisting of:

                  (i)      Sports programs;

                  (ii) special events programs (including, but not limited to, special news Programs, awards programs, entertainment specials and miniseries);

                  (iii) programs for which we specified a live time period, which time period straddles any of the time period categories in the table in paragraph (a) above; and

                  (iv) any other programs which we may designate from time to time.


         (c) Deductions

                  (i) From the amounts we are to pay you for station compensation hereunder, we shall throughout the term of this affiliation agreement deduct during each accounting period a sum equal to 168% of your station's network rate for each week of said period.

                  (ii) We will deduct a sum equal to the total of whatever fees, if any, may have mutually been agreed upon by you and us with respect to local cooperative commercial announcements broadcast during the applicable accounting period for which your station is being compensated.

                                     TABLE

                                    EASTERN

                              MONDAY through FRIDAY
                              ---------------------

                           Sign-on to 11:00 AM -  7%
                          11:00 AM to  1:00 PM - 18.25%
                           1:00 PM to  4:00 PM -  6%
                           4:00 PM to  8:00 PM - 10%
                           8:00 PM to 11:00 PM - 30%
                          11:00 PM to Sign-off - 15%

          SATURDAY                                 SUNDAY
          --------                                 ------
Sign-on to 9:00 AM   - 5%                   Sign-on to 9:00 AM   - 5%
9:00 AM to 2:00 PM   - 8%                   9:00 AM to 2:00 PM   - 6%
2:00 PM to 6:00 PM   - 15%                  2:00 PM to 6:00 PM   - 15%
6:00 PM to 8:00 PM   - 10%                  6:00 PM to 7:00 PM   - 10%
8:00 PM to 11:00 PM  - 30%                  7:00 PM to 11:00 PM  - 30%
11:00 PM to Sign-off - 15%                  11:00 PM to Sign-off - 15%

All times in this paragraph are expressed in terms of your station's then current local time.

                                   SCHEDULE B

COMPENSATION FOR CUT-IN AND LOCAL TAG ANNOUNCEMENT(S)

A.        CUT-IN ANNOUNCEMENTS

          I. With-respect to programs broadcast by you during the time period(s) specified by us in our initial offer for-such programs.


                   For each local cut-in announcement you broadcast within a program, which program is broadcast during the time period(s) specified by us in our initial offer for such program, we will pay you the amount resulting from multiplying your network station rate (set forth in Section II of the agreement) by the percentage for cut-in announcement(s) set forth in the applicable Table in Section C below opposite such applicable time period.

        II. With respect to programs broadcast by you with our consent during time period(s) other than that specified by us in our initial offer of such programs.

                   For each local cut-in announcement you broadcast within a program, which program is broadcast by you with our consent during a time period other than that specified by us in our initial offer of such program, we will pay you an amount as set forth in Section A.I. above, except that:

                           (i) if the percentage set forth in the applicable Table in Section C below for cut-in announcement(s) opposite the time period during which your station actually broadcast the program in which you broadcast or originated such cut-in announcement(s) is less than that set forth opposite the applicable time period specified in our initial offer of such program, then we will pay you for each cut-in announcement(s) on the basis of the time period during which your station actually broadcast such program.

       III. With respect to programs broadcast by you in a time period which straddles any of the time period categories set forth in the applicable Table in Section C below.

                   In the event that we offer you a program for broadcast in a time period which straddles any of the time period categories set forth in the applicable Table in Section C below, and you broadcast such program within which you also broadcast or originate one or more cut-in announcement(s), we will pay you such amounts as we and you shall have agreed upon prior to your broadcast or origination of such cut-in announcement(s).

B.       LOCAL TAG ANNOUNCEMENTS

                 I. With respect to programs broadcast by you during the time period(s) - specified by us in our initial offer for such programs.

                           For each local tag announcement you broadcast within a program, which program is broadcast during the time period(s) specified by us in our initial offer for such program, we will pay you the amount resulting from multiplying your network station rate (set forth in Section II of the agreement) by the percentage for each local tag announcement set forth in the applicable Table in Section C below opposite such applicable time period.

                II. With respect to programs broadcast by you with our consent during time periods(s) other than that specified by us in our initial offer of such programs.

                           For each local tag announcement you broadcast within a program, which program is broadcast by you with our consent during a time period other than that specified by us in our initial offer of such program, we will pay you an amount as set forth in Section B.I. above, except that:

                                    (i) if the percentage set forth in the
                                    applicable Table in Section C below for each local tag announcement opposite the time period during which your station actually broadcast the program in which you broadcast such local tag announcement is less than that set forth opposite the applicable time period specified in our initial offer of such program, then we will pay you for each local tag announcement on the basis of the time period during which your station actually broadcast such program.

               III. With respect to programs broadcast by you in a time period which straddles any of the time period categories set forth in the applicable Table in Section C below.

                           In the event that we offer you a program for broadcast in a time period which straddles any of the time period categories set forth in the applicable Table in Section C below, and you broadcast such program within which you also broadcast one or more local tag announcement(s), we will pay you such amounts as we and you shall have agreed upon prior to your broadcast of such local tag announcement(s).

C.       COMPENSATION TABLE FOR CUT-IN OR LOCAL TAG ANNOUNCEMENTS

                                     EASTERN

                               Cut-In Announcements

Monday through Sunday                 6:00 PM to 11:00 PM  - 18.75%
                                      All other times      -  7.50%

                             Local Tag Announcements

Monday through Sunday                 6:00 PM to 11:00 PM  -  9.38%
                                      All other times      -  3.75%


All times in this paragraph are expressed in terms of your station's then current local time.